

Scalar

Fairness Opinion Presentation

Project Veronica

June 16, 2024

Preface

This presentation has been prepared by Scalar, LLC ("Scalar") for the exclusive use of the board of directors and special committee of the party to whom Scalar delivers this presentation (together with its subsidiaries, the "Client") using information provided by the Client and other publicly available information. Scalar has not independently verified the information contained herein, nor does Scalar make any representation or warranty, either express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation. Scalar has not made an independent evaluation or appraisal of the assets and liabilities of the Client or any other person and has no obligation to evaluate the solvency of the Client or any other person. With respect to any financial projections and estimates included or referred to in this presentation, Scalar has assumed, based on advice of management of the Client, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Client or another party to the potential transaction. There is no guarantee that any of these estimates or projections will be achieved. Actual results will vary from these estimates and projections and such variations may be material. Nothing contained herein is, or shall be relied upon as, a promise or representation as to the past or future. No selected company used in Scalar's analysis is directly comparable to the Client or any other party to the potential transaction, and no selected transaction is directly comparable to the potential transaction. Scalar expressly disclaims any and all liability relating or resulting from the use of this presentation. Scalar undertakes no obligation to update or revise the accompanying material.

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The preparation of this presentation was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Scalar did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the potential transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. This presentation does not constitute a valuation opinion, solvency opinion or credit rating.

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Table of Contents

Executive Summary

Engagement Overview

VAPOTHERM®

- A Special Committee of the Board of Directors of Vapotherm, Inc. (herein referred to as the "Company") retained Scalar, LLC (herein referred to as "Scalar," "we", "our", or "us") to provide an opinion ("Opinion") as to the fairness, from a financial point of view, to the holders of the Company's Common Stock, par value $0.001 per share, (such shares, at all times prior to the Effective Time, the "Company Common Stock") other than the Company, SLR, Parent Sponsor, and the Rollover Holders, and their respective affiliates (collectively, the "Excluded Parties"), of the $2.18 per share in cash to be received by the holders of Company Common Stock (other than the Excluded Parties) in the proposed merger of the Company with a subsidiary of Veronica Intermediate Holdings, LLC (the "Parent") pursuant to the Agreement (the "Merger") (without giving effect to any impact of the Merger on any particular holder of Company Common Stock other than in its capacity as a common stockholder).
- Capitalized terms used but not defined in this presentation have the meanings ascribed to them in the June 17 Agreement provided to us.
- All values within this presentation are presented in United States Dollars unless otherwise noted.
- All source documents referenced in this presentation were provided by Company management or obtained from public filings.
- This analysis relied upon market data available as of June 13, 2024.

Source:
The Agreement and Plan of Merger

Background

Company Overview

VAPOTHERM®

- Vapotherm, Inc. ("Vapotherm" or the "Company") is a medical technology company that focuses on the development and commercialization of proprietary high velocity therapy products used to treat patients of various ages suffering from respiratory distress in the United States and internationally. The company offers High Velocity Therapy systems, such as HVT 2.0, Precision Flow Hi-VNI, Precision Flow Plus, and Precision Flow Classic which delivers non-invasive ventilatory support to patients by providing heated, humidified, and oxygenated air at a high velocity to treat patients through a small-bore nasal interface.
- Treated more than 2.5 million patients suffering from acute respiratory distress, from premature babies to geriatrics.
- Founded in 1993 and is headquartered in Exeter, New Hampshire.



NEONATAL / INFANT

Flow Rate: 1-8 L/min



PEDIATRIC / ADULT

Flow Rate: 5-40 L/min


RUNNING
Flow
25
L/Min
FiO2
50
%
Temp
37
°C

Source:
S&P Capital IQ
Company's website: www. vapotherm.com

Transaction Overview

- The Agreement and Plan of Merger dated as of June 17, 2024 (the "Agreement"), among Veronica Holdings, LLC ("Topco"), the Company, the Parent, and Veronica Merger Sub, Inc. ("Merger Sub"), sets forth the terms of the Merger. The Agreement provides, among other things, that:
  - Each Share of Company Common Stock held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, and each Share owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares contributed by Topco pursuant to the Stockholder Rollover Agreements), will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto;
  - Each Rollover Holder will contribute all or some of its shares of Company Common Stock to Topco in exchange for Topco Common Units immediately prior to the Effective Time and such Company Common Stock will thereafter be contributed from Topco to Parent; and each Rollover Share will remain outstanding and represent one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and no payment or distribution will be made with respect thereto pursuant to Section 2.1(a) of the Agreement; and
  - Each share of Company Common Stock, other than shares of Company Common Stock held by the Excluded Parties, will be converted into the right to receive $2.18 in cash (the "Per Share Merger Consideration").

Source:
The Agreement and Plan of Merger

Company Valuation

Summary

VAPOTHERM

Value of the Company as per June 13, 2024 Analysis	Equity Value Range		
In Actual Dollars	Low	Mid	High
Guideline Public Companies - Revenue Multiples (Market)	$7,407,000	$11,268,000	$15,129,000
Guideline Company Transactions - Transaction Premium (Market)	$6,894,000	$7,892,000	$9,890,000

Per Share Value of the Company as per June 13, 2024 Analysis		Per Share Value Range		
In Actual Dollars	Current Shares Outstanding	Low	Mid	High
Guideline Public Companies - Revenue Multiples (Market)	7,545,082	$0.96	$1.49	$2.01
Guideline Company Transactions - Transaction Premium (Market)		$0.91	$1.05	$1.31



Guideline Public Companies - Revenue Multiples (Market)
Guideline Company Transactions - Transaction Premium (Market)
Per Share Merger Consideration $2.18
US $000's
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
$3.00

Premium to Historically Traded Price of the Company			
Per Share Merger Consideration	Pricing Date	Day Close Price	Premium to Closing Price
$2.18	May 14, 2024	$0.89	144.9%
	May 15, 2024	$0.84	159.5%
	May 16, 2024	$0.86	153.5%
	May 17, 2024	$0.85	156.5%
	May 20, 2024	$0.84	159.5%
	May 21, 2024	$0.80	172.5%
	May 22, 2024	$0.84	159.7%
	May 23, 2024	$0.86	153.5%
	May 24, 2024	$0.86	153.5%
	May 28, 2024	$0.84	159.2%
	May 29, 2024	$0.83	162.5%
	May 31, 2024	$0.76	188.0%
	June 3, 2024	$0.79	177.7%
	June 4, 2024	$0.80	172.6%
	June 5, 2024	$0.71	206.0%
	June 6, 2024	$0.75	190.7%
	June 7, 2024	$0.80	172.5%
	June 10, 2024	$0.72	202.8%
	June 11, 2024	$0.74	195.7%
	June 12, 2024	$0.74	194.6%
	June 13, 2024	$0.80	172.5%
1-Month Average		$0.81	**171.8%**

Notes:
Low = First quartile of the summary range of value
Mid = Median of the summary range of value
High = Third quartile of the summary range of value
Current Shares Outstanding = the fully diluted outstanding Company Common Stock (excluding shares held in the treasury or owned by the Company) immediately prior to the Effective Time. For clarity, the Current Shares Outstanding includes the Rollover Holders. As of the date of this analysis this is assumed to be 7,545,082, per management of the Company.

The price of the Per Share Merger Consideration is as provided in the Agreement.

No discounted cash flow analysis was performed given the subjectivity of the Company's projected free cash flows. This subjectivity is due to a lack of historical profitability and the future profitability being significantly dependent upon the success of volatile assumptions.

No particular weight is given to any individual analysis.

Source:
Capitalization of the Company as of June 3, 2024, as provided by management of the Company

Company Financials

Income Statement In US $000's	Fiscal year ending Dec 31, 2021	2022	2023	Projections ending Dec 31, 2024	2025	2026	As of Apr 30, 2024 LTM
	[1]	[1]	[1]	[2]	[2]	[2]	[2]
Total Revenue	$113,292	$66,801	$68,669	$79,146	$101,071	$122,889	$71,435
Total Cost of Sales	$60,104	$48,608	$40,330	$38,268	$44,229	$49,151	$38,691
Gross Profit	$53,188	$18,193	$28,339	$40,878	$56,842	$73,738	$32,744
Operating Expenses	$105,590	$89,800	$61,048	$51,385	$51,686	$54,509	$56,800
EBITDA	**($52,402)**	**($71,607)**	**($32,709)**	**($10,507)**	**$5,156**	**$19,229**	**($24,056)**

Performance Metrics	2021	2022	2023	2024	2025	2026	LTM
Revenue Growth Rate	N/A	(41.0%)	2.8%	15.3%	27.7%	21.6%	5.6%
Cost of Sales %	53.1%	72.8%	58.7%	48.4%	43.8%	40.0%	54.2%
Gross Margin	46.9%	27.2%	41.3%	51.6%	56.2%	60.0%	45.8%
Operating Expenses %	93.2%	134.4%	88.9%	64.9%	51.1%	44.4%	79.5%
EBITDA Margin	**(46.3%)**	**(107.2%)**	**(47.6%)**	**(13.3%)**	**5.1%**	**15.6%**	**(33.7%)**

Notes:
LTM = Last Twelve Months

Source:
[1] Public Filings
[2] Provided by management of the Company

Company Financials

VAPOTHERM

Balance Sheet Assets - in US $000's	Fiscal year ending Dec 31. 2021 [1]	2022 [1]	2023 [1]	As of Apr 30, 2024 [2]
Cash & Equivalents	$57,071	$15,738	$9,725	$2,519
Accounts Receivable	$10,909	$9,102	$10,772	$8,739
Inventory	$36,562	$32,980	$22,968	$24,037
Other Current Assets	$5,205	$2,081	$2,958	$4,084
Total Current Assets	**$109,747**	**$59,901**	**$46,423**	**$39,379**
Property, Plant, & Equipment	$29,202	$32,441	$27,075	$26,297
Goodwill	$15,300	$536	$565	$556
Intangibles	$4,398	-	-	-
Other Assets	$1,438	$3,317	$3,554	$3,482
Total Long-Term Assets	**$50,338**	**$36,294**	**$31,194**	**$30,335**
Total Assets	**$160,085**	**$96,195**	**$77,617**	**$69,714**

Balance Sheet Liabilities & Equity	Fiscal year ending Dec 31. 2021 [1]	2022 [1]	2023 [1]	As of Apr 30, 2024 [2]
Accounts Payable	$5,923	$2,739	$5,053	$4,127
Accrued Liabilities	$18,729	$9,763	$6,992	$19,643
Short-Term Debt	$8,361	$2,313	$2,414	$113,618
Deferred Revenue	$2,081	$1,216	$1,237	$1,283
Other Current Liabilities	$8,077	$3,533	$3,399	-
Total Current Liabilities	**$43,171**	**$19,564**	**$19,095**	**$138,670**
Long-Term Debt	$45,083	$102,877	$109,978	-
Other Long-Term Liabilities	$5,164	$1,944	$3,878	$2,432
Total Long-Term Liabilities	**$50,247**	**$104,821**	**$113,856**	**$2,432**
Total Liabilities	**$93,418**	**$124,385**	**$132,951**	**$141,102**
Total Equity	$66,667	($28,190)	($55,334)	($71,388)
Total Liabilities and Equity	**$160,085**	**$96,195**	**$77,617**	**$69,714**

Source:
[1] Public Filings
[2] Provided by management of the Company

Guideline Public Companies

VAPOTHERM®

Equity Value Range - Revenue Multiples

Guideline Public Companies

EV / LTM Revenue Multiple			1.60x	1.62x	1.64x	1.66x	1.68x	1.70x	1.72x	1.74x	1.76x	1.78x	1.80x
LTM Revenue	$71,435	Enterprise Value	$114,296	$115,725	$117,153	$118,582	$120,011	$121,440	$122,868	$124,297	$125,726	$127,154	$128,583
Net Debt	$111,099	Equity Value	$3,197	$4,626	$6,054	$7,483	$8,912	$10,341	$11,769	$13,198	$14,627	$16,055	$17,484
EV / FY 2024 Revenue Multiple			1.45x	1.47x	1.49x	1.51x	1.53x	1.55x	1.57x	1.59x	1.61x	1.63x	1.65x
2024 Revenue	$79,146	Enterprise Value	$114,762	$116,345	$117,928	$119,510	$121,093	$122,676	$124,259	$125,842	$127,425	$129,008	$130,591
Net Debt	$111,099	Equity Value	$3,663	$5,246	$6,829	$8,411	$9,994	$11,577	$13,160	$14,743	$16,326	$17,909	$19,492
Weighted Average Equity Value			**$3,546**	**$5,091**	**$6,635**	**$8,179**	**$9,724**	**$11,268**	**$12,812**	**$14,357**	**$15,901**	**$17,446**	**$18,990**
LTM / FY 2024 Weight : 25.0% / 75.0%													

Revenue Multiple Summary in US $000's	Equity Value
Low	$7,407
Mid	$11,268
High	$15,129



Revenue Multiple
Equity Value
-
$2,000
$4,000
$6,000
$8,000
$10,000
$12,000
$14,000
$16,000

Notes:

EV = Enterprise Value

FY = Fiscal Year

Net Debt = the Company debt balance minus its cash balance as of April 30, 2024

Details regarding the Guideline Public Companies ("GPC") data and implied multiples relied upon for this analysis can be found in the appendix of this presentation.

See summary page for details regarding the resulting per share value range from this analysis.

Company revenue and Net Debt are obtained from the Company financials referenced earlier in this presentation.

Multiple Selection: revenue multiples near the bottom decile multiples of the GPC were selected for the midpoint based on the Company's low profitability which aligns with the bottom decile of the GPC.

Range Selection: the floor of the multiple range was informed by the current EV / LTM Revenue multiple of the Company (1.6x). After establishing a floor and the midpoint (as described above), the multiple range was constructed to show a reasonable range of equity values from the midpoint.

LTM / FY 2024 Weighting: According to discussions with Management, and in review of historical and projected growth, FY 2024 revenue was considered a stronger indication of value due to the high level of confidence in achieving the 2024 revenue forecast.

Guideline Transactions

VAPOTHERM®

Equity Value Range - Transaction Premium

Guideline Company Transactions

Company 5-Day Average Trading Price			**$0.76**	**$0.76**	**$0.76**	**$0.76**	**$0.76**	**$0.76**	**$0.76**	**$0.76**	**$0.76**	**$0.76**	**$0.76**
Implied Market Capitalization	*Current Shares Outstanding*	7,545,082	$5,730,113	$5,730,113	$5,730,113	$5,730,113	$5,730,113	$5,730,113	$5,730,113	$5,730,113	$5,730,113	$5,730,113	$5,730,113
Transaction Premium			2.9%	9.8%	16.8%	23.8%	30.8%	37.7%	51.7%	65.6%	79.6%	93.5%	107.5%
Equity Value			**$5,894,997**	**$6,294,493**	**$6,693,990**	**$7,093,486**	**$7,492,983**	**$7,892,480**	**$8,691,685**	**$9,490,891**	**$10,290,097**	**$11,089,302**	**$11,888,508**

Transaction Premium Summary In US $000's	Equity Value
Low	$6,894
Mid	$7,892
High	$9,890



Transaction Premium Equity Value
-
$2,000
$4,000
$6,000
$8,000
$10,000
$12,000

Company 5-Day Average Trading Price	
Pricing Date	Day Close Price
6/7/2024	$0.80
6/10/2024	$0.72
6/11/2024	$0.74
6/12/2024	$0.74
6/13/2024	$0.80
Average Price	**$0.76**

Notes:

Transaction Premium = the premium of the transaction price of the target company over the traded price (prior to transaction announcement) of the associated company.

Details regarding the guideline transactions data relied upon for this analysis can be found in the appendix of this presentation.

See summary page for details regarding the resulting per share value range from this analysis.

Range Selection: the range was developed by selecting the minimum observed Transaction Premium as the floor, the average of the sample data as the midpoint, and the max of the range was set as three standard deviations from the mean of the sample data. An equal step-up was selected between these three data points.

Current Shares Outstanding is as defined earlier in this presentation.

Consideration

Consideration Overview

Consideration Overview	
Per Share Merger Consideration	**$2.18**
Current Shares Outstanding	7,545,082

Notes:

The price of the Per Share Merger Consideration is as provided in the Agreement.

As defined previously, Current Shares Outstanding is the fully diluted outstanding Company Common Stock (excluding shares held in the treasury or owned by the Company) immediately prior to the Effective Time. For clarity, the Current Shares Outstanding includes the Rollover Holders. As of the date of this analysis this is assumed to be 7,545,082, per management of the Company.

Shareholders of the Current Shares Outstanding who do not enter into a Stockholder Rollover Agreement will receive a cash payout equal to the Per Share Merger Consideration. Rollover Holders will receive units in Topco.

The aggregate Per Share Merger Consideration will be funded by the Parent Sponsor and paid in cash by the Parent at the Effective Time pursuant to the terms of the Agreement.

Source:

The Agreement and Plan of Merger

Capitalization of the Company as of June 3, 2024, as provided by management of the Company

Appendix

Public Company Market Data

VAPOTHERM

Guideline Public Companies As of June 13, 2024	Ticker Symbol	Stock Price	Shares Outstanding	Market Cap	Enterprise Value	LTM Revenue	LTM EBITDA	FY 2024 Revenue	FY 2025 EBITDA
Medtronic plc	NYSE:MDT	$81.66	1,311.3	$107,083.8	$124,308.8	$32,364.0	$9,107.0	$33,023.4	$10,085.2
ResMed Inc.	NYSE:RMD	$212.38	146.9	$31,195.2	$31,942.7	$4,584.2	$1,441.4	$4,856.4	$1,825.6
Teleflex Incorporated	NYSE:TFX	$209.30	47.1	$9,858.6	$11,393.3	$3,001.4	$629.1	$3,088.9	$961.6
LivaNova PLC	NasdaqGS:LIVN	$52.29	54.2	$2,831.6	$3,146.9	$1,185.0	$149.1	$1,216.3	$284.3
NIOX Group Plc	AIM:NIOX	$0.87	424.0	$367.9	$343.9	$46.9	$10.6	$54.1	$20.9
Utah Medical Products, Inc.	NasdaqGS:UTMD	$67.36	3.5	$237.7	$143.9	$49.0	$23.5	N/A	N/A
C-Rad AB (publ)	OM:CRAD B	$4.14	33.7	$139.3	$125.5	$42.9	$5.8	$46.8	$11.1
electroCore, Inc.	NasdaqCM:ECOR	$6.34	6.4	$40.9	$33.0	$18.7	($15.4)	$24.5	($5.6)
Venus Concept Inc.	NasdaqCM:VERO	$0.86	7.3	$6.2	$78.4	$73.3	($23.8)	$71.0	($5.9)
			Median	$367.9	$343.9	$73.3	$23.5	$643.7	$152.6
			Mean	$16,862.4	$19,057.4	$4,596.2	$1,258.6	$5,297.7	$1,647.2
			25th Percentile	$139.3	$125.5	$46.9	$5.8	$52.3	$7.0
			10th Percentile	$33.9	$69.4	$38.0	($17.1)	$40.1	($5.7)

Notes:
No company among the selected GPC is directly comparable or identical to the Company.
All data other than stock price is presented in millions.

Source:
S&P Capital IQ

Public Company Market Data

VAPOTHERM

Guideline Public Companies Performance & Multiples	LTM Revenue (in US Millions)	LTM Revenue Growth	NTM Revenue Growth	Gross Margin	EBITDA Margin	Size Rank	Growth Rank	Profitability Rank	Enterprise Value + LTM Revenue	LTM EBITDA	FY 2024 Revenue	FY 2025 EBITDA
Medtronic plc	$32,364.0	3.6%	3.3%	65.8%	28.1%	1	7	3	3.8x	13.6x	3.8x	12.3x
ResMed Inc.	$4,584.2	14.2%	6.6%	56.5%	31.4%	2	4	2	7.0x	22.2x	6.6x	17.5x
Teleflex Incorporated	$3,001.4	4.9%	4.2%	55.7%	21.0%	3	6	5	3.8x	18.1x	3.7x	11.8x
LivaNova PLC	$1,185.0	13.4%	3.9%	68.2%	12.6%	4	5	7	2.7x	21.1x	2.6x	11.1x
NIOX Group Plc	$46.9	17.6%	15.3%	72.0%	22.6%	7	3	4	7.3x	N/A	6.4x	16.4x
Utah Medical Products, Inc.	$49.0	(6.5%)	N/A	59.1%	47.8%	6	8	1	2.9x	6.1x	N/A	N/A
C-Rad AB (publ)	$42.9	39.1%	5.3%	66.9%	13.6%	8	2	6	2.9x	21.6x	2.7x	11.3x
electroCore, Inc.	$18.7	97.3%	N/A	82.7%	(82.4%)	9	1	9	1.8x	N/A	1.3x	N/A
Venus Concept Inc.	$73.3	(21.7%)	N/A	68.4%	(32.5%)	5	9	8	1.1x	N/A	1.1x	N/A
Median	$73.3	13.4%	5.4%	66.9%	21.0%			Median	2.9x	19.6x	2.7x *	12.1x
Mean	$4,596.2	18.0%	7.1%	66.1%	6.9%			Mean	3.7x	17.1x	3.4x *	13.4x
25th Percentile	$46.5	3.6%	4.0%	59.1%	12.6%			25th Percentile	2.7x	14.7x	2.5x *	11.4x
10th Percentile	$38.0	(9.6%)	3.6%	56.3%	(42.5%)			10th Percentile	1.7x	9.5x	1.5x *	11.2x

* Average Discount From LTM Multiple Applied

Notes:
No company among the selected GPC is directly comparable or identical to the Company.
Average Discount From LTM Multiple is applied to avoid skewing the aggregated data due to a lack of available FY 2024 revenue data for some companies. The discount is the average of each FY 2024 revenue multiple's discount to it's corresponding LTM revenue multiple and is equal to 7.38%.

Source:
S&P Capital IQ

Guideline Transactions Market Data

VAPOTHERM®

Guideline Company Transactions

Target Name	Acquirer Name	Transaction Date	Transaction Price	Implied EV	Country	Deal Responses	% Sought /Acquired	Majority/ Minority	Change of Control	1 Week Premium
Asensus Surgical, Inc.	KARL STORZ Endoscopy-America, Inc.	Pending	$108.0	$100.0	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	49.6%
Orthofix Medical Inc.	N/A	Pending	$527.5	$475.8	United States	N/A	100.0%	Majority	Yes	42.6%
Surmodics, Inc.	GTCR LLC	Pending	$656.9	$615.9	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	21.9%
Axonics, Inc.	Boston Scientific Corporation	Pending	$3,700.6	$3,355.6	United States	Approval by Target's Shareholders	100.0%	Majority	Yes	14.1%
Shockwave Medical, Inc.	Johnson & Johnson	05/31/24	$13,948.3	$12,919.1	United States	Approval by Board (Majority)	100.0%	Majority	Yes	2.9%
Conformis, Inc.	Restor3D, Inc.	09/05/23	$45.2	$7.4	United States	Approval by Target's Shareholders	100.0%	Majority	Yes	97.4%
NuVasive, Inc.	Globus Medical, Inc.	09/01/23	$3,840.8	$3,592.1	United States	Approval by Target's Shareholders	100.0%	Majority	Yes	21.0%
Heska Corporation	Antech Diagnostics, Inc.	06/13/23	$1,544.0	$1,418.8	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	50.2%
Cardiovascular Systems, Inc.	Abbott Laboratories	04/27/23	$904.0	$772.0	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	42.1%
Apollo Endosurgery, Inc.	Boston Scientific Corporation	04/04/23	$699.2	$632.3	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	69.2%
SeaSpine Holdings Corporation	Orthofix Medical Inc.	01/04/22	$328.3	$281.6	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	25.0%
Abiomed, Inc.	Johnson & Johnson	12/22/22	$18,977.0	$18,156.6	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	57.0%
Natus Medical Incorporated	ArchiMed SAS; MED Platform II	07/21/22	$1,206.6	$1,122.4	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	33.9%
IntriCon Corporation	Altaris, LLC	05/24/22	$246.3	$221.3	United States	Approval by Board (Unanimous)	100.0%	Majority	Yes	48.8%
Intersect ENT, Inc.	Medtronic plc	05/13/22	$1,073.5	$1,015.7	United States	Approval by Target's Shareholders	100.0%	Majority	Yes	21.0%
Hill-Rom Holdings, Inc.	Baxter International Inc.	12/13/21	$12,268.8	$11,996.3	United States	Approval by Target's Shareholders	100.0%	Majority	Yes	18.5%
Misonix, Inc.	Bioventus Inc.	10/29/21	$573.7	$542.7	United States	Approval by Target's Shareholders	100.0%	Majority	Yes	26.3%
			Median	$772.0					Median	33.9%
			Mean	$3,366.2					Mean	37.7%
			25th Percentile	$475.8					Max	97.4%
			10th Percentile	$172.8					Min	2.9%

Notes:
No target company in the guideline transaction market data is directly comparable or identical to the Company.
All dollar values are displayed in millions.

Source:
S&P Capital IQ

Guideline Public Companies

S&P Capital IQ Descriptions

MEDTRONIC PLC | NYSE:MDT

Medtronic plc develops, manufactures, and sells device-based medical therapies to healthcare systems, physicians, clinicians, and patients worldwide. Its Cardiovascular Portfolio segment offers implantable cardiac pacemakers, cardioverter defibrillators, and cardiac resynchronization therapy devices; cardiac ablation products; insertable cardiac monitor systems; TYRX products; and remote monitoring and patient-centered software. It also provides aortic valves, surgical valve replacement and repair products, endovascular stent grafts and accessories, and transcatheter pulmonary valves; and percutaneous coronary intervention products, percutaneous angioplasty balloons, and products. The company's Medical Surgical Portfolio segment offers surgical stapling devices, vessel sealing instruments, wound closure, electrosurgery products, surgical artificial intelligence and robotic-assisted surgery products, hernia mechanical devices, mesh implants, gynecology and lung products, and various therapies to treat diseases, as well as products in the fields of minimally invasive gastrointestinal and hepatologic diagnostics and therapies, patient monitoring, airway management and ventilation therapies, and renal disease. Its Neuroscience Portfolio segment offers products for spinal surgeons; neurosurgeons; neurologists; pain management specialists; anesthesiologists; orthopedic surgeons; urologists; urogynecologists; interventional radiologists; ear, nose, and throat specialists; and systems that incorporate energy surgical instruments. It also provides image-guided surgery and intra-operative imaging systems and robotic guidance systems used in robot assisted spine procedures; and therapies for vasculature in and around the brain. The company's Diabetes Operating Unit segment offers insulin pumps and consumables, continuous glucose monitoring systems, smart insulin pen systems, and consumables and supplies. The company was founded in 1949 and is headquartered in Dublin, Ireland.

Source:
S&P Capital IQ

Guideline Public Companies

S&P Capital IQ Descriptions

RESMED INC. | NYSE:RMD

ResMed Inc. develops, manufactures, distributes, and markets medical devices and cloud-based software applications for the healthcare markets. It operates in two segments, Sleep and Respiratory Care, and Software as a Service. It offers various products and solutions for a range of respiratory disorders, including technologies to be applied in medical and consumer products, ventilation devices, diagnostic products, mask systems for use in the hospital and home, headgear and other accessories, dental devices, and cloud-based software informatics solutions to manage patient outcomes, as well as provides customer and business processes. The company also provides AirView, a cloud-based system that enables remote monitoring and changing of patients' device settings; myAir, a personalized therapy management application for patients with sleep apnea that provides support, education, and troubleshooting tools for increased patient engagement and improved compliance; U-Sleep, a compliance monitoring solution that enables home medical equipment (HME) to streamline their sleep programs; connectivity module and propeller solutions; and Propeller portal. It offers out-of-hospital software solution, such as Brightree business management software and service solutions to providers of HME, pharmacy, home infusion, orthotics, and prosthetics services; MatrixCare care management and related ancillary solutions to senior living, skilled nursing, life plan communities, home health, home care, and hospice organizations, as well as related accountable care organizations; HEALTHCAREfirst that offers electronic health record, software, billing and coding services, and analytics for home health and hospice agencies; and MEDIFOX DAN's software solutions. The company markets its products to sleep clinics, home healthcare dealers, and hospitals through a network of distributors and direct sales force. The company was founded in 1989 and is headquartered in San Diego, California.

Source:
S&P Capital IQ

Company Descriptions

Guideline Public Companies

S&P Capital IQ Descriptions

TELEFLEX INCORPORATED | NYSE:TFX

Teleflex Incorporated designs, develops, manufactures, and supplies single-use medical devices for common diagnostic and therapeutic procedures in critical care and surgical applications worldwide. The company provides vascular access products that comprise Arrow branded catheters, catheter navigation and tip positioning systems, and intraosseous access systems for the administration of intravenous therapies, the measurement of blood pressure, and the withdrawal of blood samples through a single puncture site. It also offers interventional products, which consists of various coronary catheters, structural heart support devices, and peripheral intervention and mechanical circulatory support platform that are used by interventional cardiologists and radiologists, and vascular surgeons; and Arrow branded pumps and catheters, Guideline, Turnpike, and Trapliner catheters, the Manta Vascular Closure, and Arrow Oncontrol devices. The company provides anesthesia products, such as airway and pain management products to support hospital, emergency medicine, and military channels; and surgical products, including metal and polymer ligation clips, and fascial closure surgical systems that are used in laparoscopic surgical procedures, percutaneous surgical systems, and other surgical instruments. It also offers interventional urology products comprising the UroLift System, an invasive technology for treating lower urinary tract symptoms due to benign prostatic hyperplasia; respiratory products, including oxygen and aerosol therapies, spirometry, and ventilation management products for use in various care settings; urology products, such as catheters, urine collectors, and catheterization accessories and products for operative endourology; and bladder management services. The company serves hospitals and healthcare providers, medical device manufacturers, and home care markets. Teleflex Incorporated was incorporated in 1943 and is headquartered in Wayne, Pennsylvania.

Source:
S&P Capital IQ

Guideline Public Companies

S&P Capital IQ Descriptions

LIVANOVA PLC | NASDAQGS:LIVN

LivaNova PLC, a medical device company, designs, develops, manufactures, and sells therapeutic solutions worldwide. The company operates through Cardiopulmonary, Neuromodulation, and Advanced Circulatory Support segments. The Cardiopulmonary segment develops, produces, and sells cardiopulmonary products, including oxygenators, heart-lung machines, autotransfusion systems, perfusion tubing systems, cannulae, connect, and other related products. The Neuromodulation segment designs, develops, markets, and sells VNS Therapy System, an implantable pulse generator and connective lead that stimulates the vagus nerve; difficult-to-treat depression and drug-resistant epilepsy devices. The Advanced Circulatory Support segment develops, produces, and sells temporary life support products. It serves perfusionists, neurologists, neurosurgeons, and other physicians, as well as hospitals, other medical institutions, and healthcare providers. The company sells its products through direct sales representatives and independent distributors. LivaNova PLC was incorporated in 2015 and is headquartered in London, the United Kingdom.

Source:
S&P Capital IQ

Company Descriptions

Guideline Public Companies

S&P Capital IQ Descriptions

NIOX GROUP PLC | AIM:NIOX

NIOX Group Plc engages in the design, development, and commercialization of medical devices for the measurement of fractional exhaled nitric oxide (FeNo) worldwide. Its products include NIOX VERO, a non-invasive and point-of-care system that comprises a small portable device and a range of consumables, including sensors, individual disposable mouthpieces, and breathing handles for the measurement of FeNo level in patients. The company was formerly known as Circassia Group Plc and changed its name to NIOX Group Plc in September 2022. NIOX Group Plc was incorporated in 2006 and is headquartered in Oxford, the United Kingdom.

Source:
S&P Capital IQ

Guideline Public Companies

S&P Capital IQ Descriptions

UTAH MEDICAL PRODUCTS, INC. | NASDAQGS:UTMD

Utah Medical Products, Inc. develops, manufactures, and distributes medical devices for the healthcare industry worldwide. It offers fetal monitoring accessories, vacuum-assisted delivery systems, and other labor and delivery tools; DISPOSA-HOOD infant respiratory hoods; and DELTRAN PLUS blood pressure monitoring systems. It also provides GESCO, an umbilical vessel catheters, including DIALY-NATE disposable peritoneal dialysis sets; PALA-NATE silicone oral protection devices; URI-CATH urinary drainage systems; NUTRI-CATH\NUTRI-LOK feeding device; PICC-NATE, a percutaneous intraepithelial central venous catheter; MYELO-NATE lumbar sampling kits; HEMO-NATE disposable filters; and catheterization procedure tray of instruments and supplies. In addition, the company offers LETZ system to excise cervical intraepithelial neoplasia and other lower genital tract lesions; loop, ball, and needle electrodes; FILTRESSE evacuators; other specialty electrodes and supplies, and gynecologic tools; Femcare trocars, cannulae, laparoscopic instruments, and accessories; and EPITOME and OptiMicro electrosurgical devices. Further, it provides Filshie Clip female surgical contraception devices; PATHFINDER PLUS, an endoscopic irrigation devices; suprapubic catheterization; LIBERTY, an urinary incontinence treatment and control systems; ENDOCURETTE, a curette for uterine endometrial tissue sampling; TVUS/HSG-Cath to assess abnormal or dysfunctional uterine bleeding and other abnormalities of uterus; and LUMIN, a tool to manipulate the uterus in laparoscopic procedures. Additionally, it offers DELTRAN, a disposable pressure transducer; high-pressure and piezo-resistive transducer assemblies; and pressure monitoring accessories, components, and other molded parts. It serves neonatal intensive care units, labor and delivery departments, women's health centers in hospitals, outpatient clinics, and physician's offices. The company was incorporated in 1978 and is headquartered in Midvale, Utah.

Source:
S&P Capital IQ

VAPOTHERM®

Guideline Public Companies

S&P Capital IQ Descriptions

C-RAD AB (PUBL) | OM:CRAD B

C-Rad AB (publ) develops, manufactures, and sells products and systems with applications in radiotherapy for the treatment of cancer in Europe, the Middle East, Africa, the America, and the Asia Pacific. Its products include Sentinel 4DCT, a laser-based optical surface scanning system; Catalyst+ HD, a patient positioning, intra-fraction motion management, and respiratory gating solution for conventional and stereotactic treatment delivery; Catalyst+, a solution for patient set up and intra-fraction breath hold reproducibility; Catalyst+ PT, a surface image guided radiation therapy, that supports proton therapy from simulation and treatment; and Catalyst+ HD Ring Gantry solution for patient positioning, real-time motion monitoring, and respiratory gating. The company provides Catalyst, a 4D surface guided radiation therapy (SGRT) solution; Catalyst HD, a SGRT solution on stereotactic radiation therapy for online patient tracking before and during treatment delivery; Catalyst PT, a tracking solution for particle therapy; and visual coaching solutions used for prospective and retrospective radiotherapy. In addition, its products comprise of cAutoVerify, an automation solution for the imaging suite and treatment room, automating patient identity validation, and accessory tracking; and cAccessory, which automates the registration and validation of treatment accessories. Further, the company offers SmartPhantom RT, a device that allows automatic adjustment and alignment of fixed lasers with motorization; StaticPhantom, a set-up used to visually verify the precision of the alignment of lasers; high impact technology motorized system, a laser positioning system; HIT Single Diode; and HIT5, HIT3, HIT1 patient positioning laser, as well as laser positioning products and solutions. Additionally, it offers support, service contracts, and training services. C-Rad AB (publ) was incorporated in 2004 and is headquartered in Uppsala, Sweden.

Source:
S&P Capital IQ

Guideline Public Companies

S&P Capital IQ Descriptions

ELECTROCORE, INC. | NASDAQCM:ECOR

electroCore, Inc., a commercial stage bioelectronic medicine and wellness company, provides non-invasive vagus nerve stimulation technology platform in the United States, the United Kingdom, and internationally. The company is developing gammaCore, a prescription only handheld device intended for regular or intermittent use for the acute treatment of pain associated with migraine and episodic cluster headache, as well as for the treatment of hemicrania continua and paroxysmal hemicrania. It also develops Truvaga for the support of general health and wellbeing; and TAC-STIM for human performance. In addition, the company offers gammacore Sapphire, a portable, reusable, rechargeable, and reloadable prescription medical device for various primary headache conditions. electroCore, Inc. was incorporated in 2005 and is headquartered in Rockaway, New Jersey.

Source:
S&P Capital IQ

VAPOTHERM®

Guideline Public Companies

S&P Capital IQ Descriptions

VENUS CONCEPT INC. | NASDAQCM:VERO

Venus Concept Inc., a medical technology company, develops, commercializes, and delivers minimally invasive and non-invasive medical aesthetic and hair restoration technologies, and related services in the United States and internationally. Its product portfolio includes Venus Legacy, a noninvasive device used in dermatological and general surgical procedures for females; Venus Versa, a multi-application device used in aesthetic and cosmetic procedures; Venus Versa Pro; and Venus Viva and Venus Viva MD, an advanced, portable, and fractional RF system for dermatological procedures requiring ablation and resurfacing of the skin. The company also offers Venus Fiore, a device that delivers non-thermal RF with massage and magnetic field pulses to treat various medical conditions; Venus Bliss and Venus Bliss Max for non-invasive lipolysis of the abdomen, back, thights, and flanks in individuals with a body mass index of 30 or less; Venus Glow, a dermabrasion device used to improve skin appearance; and NeoGraft, an advanced hair restoration technology with an automated FUE and implantation system. In addition, it provides Venus Velocity and Venus Epileve for hair removal, permanent hair reduction, and treatment of pseudofolliculitis barbae; ARTAS iX, a robotic system to assist physicians in identifying and extracting hair follicles units from the scalp during hair transplantation, creating recipient sites, and implanting the harvested hair follicles; and AI.ME an interactive, image-guided, and computer assisted system for fractional skin resurfacing. The company is headquartered in Toronto, Canada.

Source:
S&P Capital IQ

Contact Information

Scalar
874 Pioneer Road
Draper, UT 84020
801.413.3930
info@scalar.io

Zak Nugent
Chief Executive Office
zak.nugent@scalar.io

Matt Fix
Director
matt.fix@scalar.io

Christian Sorensen
Vice President
christian.sorensen@scalar.io

Financial Reporting

- Stock-based Compensation
- Purchase Price Allocation
- Portfolio Valuation
- Intangible Asset Impairment
- Goodwill Impairment
- Fresh Start Accounting
- Derivative Valuation
- Transfer Pricing

Litigation Consulting

- General Litigation Support
- Commercial & Shareholder Dispute
- Bankruptcy Litigation
- Marital Dissolution

Tax Services

- 409A
- Gift & Estate
- ESOP
- Entity Conversion
- 1099-R & 5498

Transaction Advisory

- Fairness Opinion
- Enterprise Valuation
- Valuation Consulting
- Solvency Opinions